ADDENDUM #9 TO REAL ESTATE OPTION AGREEMENT

THIS ADDENDUM #9 ("Addendum 9") dated June 26, 2025 amends and updates the Real Estate Option Agreement (the "Agreement") by and between BJ BUILDERS, INC., a West Virginia corporation ("Seller") and FRONTIERAS NORTH AMERICA, a Wyoming corporation, and/or assignee ("Purchaser") originally dated March 10, 2022, as previously amended by Addendums 1-8. Terms not defined herein shall have the meaning given them in the Agreement or the Addendums.

RECITALS:

Purchaser has previously paid to Seller sums totaling five hundred eight-two thousand five hundred dollars ($582,500.00) in Option Payments, all of which are non-refundable without conditions at this point, and all of which shall be applied to the Purchase Price at Closing.

Now, it is the desire of the parties to extend the Closing Date as outlined below. Therefore, in consideration of the foregoing, and of the mutual covenants contained herein and in the Agreement, the parties hereby agree as follows:

1. Closing Date Extension. The Closing Date shall be extended five months to on or before December 16, 2025 at 5 PM PT. All other terms and conditions of the Agreement are hereby ratified and remain in full force and effect.

2. Closing Extension Payment. In consideration of the extension of the Closing Date, Purchaser shall make monthly payments of fifty thousand dollars ($50,000.00) on or within five business days of the 16th of each month beginning on July 16, 2025. Such additional Closing Extension Payments shall be non-refundable and shall be applied to the Purchase Price at Closing.

3. Purchase Price Adjustment. Since the Closing Date was extended beyond June 16, 2025, then pursuant to Addendum 8, the price per acre has been adjusted to twenty-five thousand dollars ($25,000.00) per acre, and the new Purchase Price is $4,585,000.00 (183.4 acres times $25,000.00 per acre).

IN WITNESS WHEREOF, the parties hereto have executed this Addendum 9 effective as of the day and year first above written.

SELLER:

BJ BUILDERS, INC.

a West Virginia corporation

By:
Sandy Dunn, President

PURCHASER:

FRONTIERAS NORTH AMERICA
a Wyoming corporation

By:
Matthew T. McKean, Chief Executive Officer